Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Sonim Technologies, Inc. of our report dated March 18, 2021, relating to the consolidated financial statements of Sonim Technologies, Inc. appearing in the Annual Report on Form 10-K of Sonim Technologies, Inc. for the year ended December 31, 2020, and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Campbell, California

March 18, 2021